     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 16, 1999

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                              GENERAL MAGIC, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                        DELAWARE                                                77-0250147
              (STATE OR OTHER JURISDICTION                                    (IRS EMPLOYER
           OF INCORPORATION OR ORGANIZATION)                               IDENTIFICATION NO.)

                             420 NORTH MARY AVENUE
                          SUNNYVALE, CALIFORNIA 94086
                                 (408) 774-4000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 STEVEN MARKMAN
                       PRESIDENT, CHIEF EXECUTIVE OFFICER
                     AND CHAIRMAN OF THE BOARD OF DIRECTORS
                              GENERAL MAGIC, INC.
                             420 NORTH MARY AVENUE
                          SUNNYVALE, CALIFORNIA 94086
                                 (408) 774-4000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

                  TIMOTHY MOORE, ESQ.                                      MARY E. DOYLE, ESQ.
                 ERIC J. LOUMEAU, ESQ.                                     GENERAL MAGIC, INC.
                   COOLEY GODWARD LLP                                     420 NORTH MARY AVENUE
                 FIVE PALO ALTO SQUARE                                 SUNNYVALE, CALIFORNIA 94086
                  3000 EL CAMINO REAL                                         (408) 774-4000
            PALO ALTO, CALIFORNIA 94306-2155
                     (650) 843-5000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  From time to time as described in the Prospectus after the effective date of this Registration Statement.
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
                                                                  PROPOSED MAXIMUM      PROPOSED MAXIMUM
         TITLE OF EACH CLASS OF               AMOUNT TO BE         OFFERING PRICE      AGGREGATE OFFERING        AMOUNT OF
      SECURITIES TO BE REGISTERED              REGISTERED            PER SHARE               PRICE           REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------------
Common Stock ($0.001 par value).........  1,576,316 shares(1)        $3.4844(2)          $5,492,515.47            $1,527
-------------------------------------------------------------------------------------------------------------------------------
Common Stock ($0.001 par value).........   263,158 shares(3)         $3.4844(4)          $  916,947.74            $  255
-------------------------------------------------------------------------------------------------------------------------------
         Total..........................    1,839,474 shares                             $6,409,463.21            $1,782
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

(1) Represents 100% of the shares of common stock issuable upon conversion of all issued shares of the Company's Series E Convertible Preferred Stock (the "Series E Preferred"). Pursuant to Rule 416 promulgated under the Securities Act, this Registration Statement also covers such indeterminable number of additional shares of common stock as may become issuable upon conversion of Series E Preferred to prevent dilution resulting from stock splits, stock dividends or similar transactions
(2) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) of the Securities Act and based on the average of the high and low sales prices of the Common Stock of General Magic, Inc. reported on the Nasdaq National Market on July 15, 1999.
(3) Represents 100% of the shares of common stock issuable upon conversion of the Series E Preferred issuable upon exercise of a warrant to purchase Series E Preferred. Pursuant to Rule 416 of the Securities Act, this Registration Statement also covers such indeterminable additional shares of common stock as may become issuable upon the exercise of the warrant to prevent dilution as a result of any future stock splits, stock dividends or similar transactions.
(4) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(g)(1) of the Securities Act.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED JULY 16, 1999

                                1,839,474 Shares

                              GENERAL MAGIC, INC.

                                  Common Stock

     The selling stockholder listed on page   is offering up to 1,839,474 shares
of General Magic, Inc. common stock. We will not receive any proceeds from the sale of common stock by the selling stockholder.

     Our common stock is quoted on The Nasdaq National Market under the symbol "GMGC." On July 15, 1999, the last sale price of the common stock as reported on The Nasdaq National Market was $3.4375.
                           -------------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OFFERED HEREBY.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
                           -------------------------

              The date of this prospectus is              , 1999.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
About General Magic.........................................    2
Risk Factors................................................    4
Special Note Regarding Forward-Looking Statements...........   13
Use of Proceeds.............................................   14
Selling Stockholder.........................................   14
Plan of Distribution........................................   15
Legal Matters...............................................   17
Experts.....................................................   17
Where You Can Find More Information.........................   18

                              ABOUT GENERAL MAGIC

     We develop and market voice-enabled services that provide voice access over the telephone to information that is stored in computer networks, including Web sites. Our services are designed to make it easy and convenient for subscribers to access and act on their personal and business information. Our primary offerings are the Portico(TM) virtual assistant service, private-label versions of the Portico service provided by telecommunication carriers to their customers, the myTalk(TM) free email service, and services that provide voice access to Web content over the phone. One of our core technology assets is the magicTalk(TM) voice user interface, used in all of these offerings. We host voice-enabled services in our network operations center, located in Sunnyvale, California.

     The Portico service provides many of the services of a human assistant on an around-the-clock basis. Subscribers -- who today are principally mobile professionals -- may access voice mail, email, calendar, address book, company news and stock quotes from any telephone or, using a standard Web browser, from any personal computer. When accessing the Portico service over the telephone, subscribers interact with magicTalk, a personality-rich natural language voice user interface. With magicTalk, the user doesn't need to remember special voice commands or navigate lengthy push-button menus. The virtual assistant recognizes a full range of conversational commands, from "Call John Smith" to "Would you please call John Smith at home."

     We distribute the Portico virtual assistant service through a nationwide network of resellers, as well as direct to consumers through signup on the Web. We are also working with telecommunication carriers to provide the service to their customers. In May 1999, BellSouth Mobility, Inc. announced its intention to begin a 3-4 month initial deployment of the Portico service in the Atlanta area. Other telecommunications carriers are conducting trials of the Portico service, and we expect to host customized, private-label versions of the service for those additional carriers that elect to make the service commercially available to their customers.

     Voice enabling Web content is an emerging growth opportunity for us. The Web offers a broad base of potential subscribers, including consumers who may find voice to be an easy way to keep in touch with their favorite Web content when away from home. In June 1999, we introduced myTalk, a free Internet email service. myTalk is the first Internet service to feature a natural language voice interface and allows users to access their email from any telephone and to navigate and reply to messages using their own spoken words. The myTalk service is also accessible through a standard Web browser.

Users accessing myTalk will see banner ads during a myTalk Web site session and will hear short audio ads periodically during a telephone session.

     In June 1999, Excite@Home launched the Excite Voicemail service, a free, advertising-supported service that allows Excite users to receive voicemail and faxes in their Excite email accounts. It incorporates our magicTalk voice user interface and operates in our network operations center. In 1998, we announced an agreement with Intuit(R) Inc. to voice enable certain features of Intuit's Quicken.com(TM) personal finance Web site.

     General Magic was incorporated in California in May 1990 and was reorganized as a Delaware corporation in February 1995. Our principal executive offices are located at 420 North Mary Avenue, Sunnyvale, California 94086, and our telephone number at that location is (408) 774-4000. In this prospectus, "General Magic", "we" and "our" refer to General Magic, Inc., unless the context otherwise requires.

     You should rely only on the information provided or incorporated by reference in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

                                  RISK FACTORS

     An investment in the common stock offered pursuant to this prospectus involves a high degree of risk and the common stock should not be purchased by persons who cannot afford the loss of their entire investment. Purchasers should carefully consider the following risk factors in conjunction with the other information included and incorporated by reference in this prospectus before purchasing or otherwise acquiring the common stock offered hereby.

WE MAY NEVER ACHIEVE AND SUSTAIN PROFITABILITY.

     We may never achieve and sustain profitability. Since our inception, we have generated only minimal revenues. We have incurred significant losses, and we have substantial negative cash flow. As of March 31, 1999, we had an accumulated deficit of $223.8 million, with a net loss of $13.7 million for the three-month period ended March 31, 1999.

     Historically, we have derived a large percentage of our total revenue from license fees and customer support fees. As a consequence of our 1997 change in business strategy, we expect to derive a significant portion of any future revenues from sales of services and products by us and by our partners and not from license fees. Although the Portico(TM) service was released on July 30, 1998, we expect to incur significant losses through the year 1999, and we may never achieve or sustain significant revenues or become profitable.

OUR BUSINESS MODEL IS NEW AND UNPROVEN, AND WE MAY BE UNABLE TO IMPLEMENT IT SUCCESSFULLY.

     In early 1997, we changed our business strategy to focus on the marketing and sale of voice-enabled services. Our new model for conducting business and generating revenue is unproven, and we face many of the risks faced by new businesses, especially companies in new and rapidly evolving markets. Our business depends on our ability to generate revenue from multiple sources, including:

     - the Portico service;

     - private-label versions of our virtual assistant services offered by telecommunications carriers, device manufacturers and other companies;

     - the myTalk service; and

     - services based on our magicTalk(TM) voice user interface technology offered by Internet companies.

     If we fail to generate revenues from one or more of these sources, development and sales of our products and services could be adversely affected.

     Although the Portico service was released on July 30, 1998, revenues from Portico subscriptions to date have not been significant. It is uncertain whether we or our partners will be able to develop and maintain at reasonable cost a significant subscriber base for virtual assistant services.

     In addition, revenues from our Internet services depend on advertising and sponsorship sales and upgrades to fee-based services, and such revenues may never be sufficient to offset the costs of providing free services. See "-- Revenues from our Internet services depend on banner and audio advertising sales and upgrades to fee-based services, and our inability to generate sufficient revenues from advertising sales and upgrades would harm our business."

REVENUES FROM OUR INTERNET SERVICES DEPEND ON BANNER AND AUDIO ADVERTISING SALES AND ON UPGRADES TO FEE-BASED SERVICES, AND OUR INABILITY TO GENERATE SUFFICIENT REVENUES FROM ADVERTISING SALES AND UPGRADES WOULD HARM OUR BUSINESS.

     Our business model depends on our ability to generate sufficient revenues from banner and audio advertising sales and upgrades to fee-based services to offset the costs of providing a free service. In order to generate revenues, we and our partners will need to attract a large number of banner and audio advertisers and advertising sponsors on an ongoing basis. In addition, a sufficient number of users must upgrade to fee-based services. If we are not able to attract or retain a sufficient number of advertisers and sponsors or a sufficient number of users to the fee-based services, we may not be able to generate the revenues necessary to operate.

     To attract advertisers and sponsors, we and our partners will need to attract a large number of users to our services. To do so, we must increase awareness of the myTalk and General Magic brands and continually enhance and improve the features and quality of our services. If we or our partners cannot attract a sufficient number of users, we will not be able to attract a sufficient number of advertisers and sponsors to generate revenues.

THE MARKET FOR OUR SERVICES MAY NOT DEVELOP, WHICH WOULD SUBSTANTIALLY IMPEDE OUR ABILITY TO GENERATE REVENUES.

     Our future financial performance depends in large part on growth in demand for our voice-enabled services and products. If the market for voice-enabled services does not develop or if we are unable to capture a significant portion of that market either directly or through our partners, our revenues and our results of operations will be adversely affected.

     The market for voice-enabled services is still evolving. Currently, there are only a limited number of products and applications in this industry. Negative consumer perceptions regarding reliability, cost, ease-of-use and quality of speech-based products affects consumer demand and may impact the growth of the market. As a result, we cannot guarantee that the market for voice-enabled services and products will grow or that consumers will accept any of the services or products built on our magicTalk voice user interface platform.

OUR LIMITED RESOURCES MAY RESTRICT OUR OPERATIONS AND OUR ABILITY TO IMPLEMENT OUR NEW STRATEGY, AND THE AVAILABILITY OF ADDITIONAL RESOURCES IS UNCERTAIN.

     Our new business model requires us to devote significant financial resources to a number of complex services, including our Portico and myTalk services and private-label services offered by third parties. If we are not able to successfully manage our existing resources or to secure additional resources in a timely manner, our ability to successfully introduce all of our services and to generate sufficient revenues will be restricted.

     Our limited financial resources constrain the size of our technical, business development, sales, marketing and customer support staffs. Our existing personnel may not be able to manage and successfully complete all of the tasks necessary to support the various aspects of our business. Furthermore, Silicon Valley remains a highly competitive job market. Our key management, technical, business development, sales, marketing, administrative and customer support personnel may not remain with us, and we may be unable to attract sufficient additional personnel to execute our business plan.

     In addition, we must conserve cash because we have generated minimal revenues to date. We do not expect to generate significant revenues until the second half of 1999, if at all. We are currently negotiating the terms of a financing. However, we cannot guarantee that the transaction will be consummated in a timely manner or that we will be able to obtain alternative funding. Even if we consummate the transaction, we may require additional funding in the future and we cannot guarantee that we will be able to obtain such funding. The unavailability or timing of significant revenues and financing could prevent or delay the continued development and marketing of our services and may require us to curtail our operations. In addition, if we are not able to generate revenues or obtain funding, we may be unable to meet The Nasdaq National Market's continued listing requirements and our common stock could be delisted from that market. See "-- Our common stock may be delisted from The Nasdaq National Market if we are not able to demonstrate compliance with the continued listing requirements."

OUR COMMON STOCK MAY BE DELISTED FROM THE NASDAQ NATIONAL MARKET IF WE ARE NOT ABLE TO DEMONSTRATE COMPLIANCE WITH THE CONTINUED LISTING REQUIREMENTS.

     We are subject to the continued listing requirements of The Nasdaq National Market. On April 15, 1999, we received a letter from The Nasdaq National Market advising us that we had failed to meet these requirements. The letter required us to demonstrate compliance with the continued listing requirements by July 13, 1999. In response to the April 15th letter, we submitted a letter demonstrating our compliance as of May 7, 1999 and providing our plan for continued compliance through December 31, 1999, including the completion, by July 30, 1999, of a financing transaction currently under negotiation. On July 1, 1999, the Nasdaq National Market accepted our proposal, contingent on our ability to successfully execute it. We cannot guarantee that we will be able to successfully execute our plan in a timely manner. In the event that we are not able to maintain continued compliance with The Nasdaq National Market listing requirements through December 31, 1999, we would be subject to a delisting process. In the event that we are delisted, we will seek to list our common stock on other markets, including The Nasdaq Small Cap Market and the American Stock Exchange.

WE MAY EXPERIENCE INTERRUPTIONS IN SERVICE DUE TO ERRORS OR INADEQUACIES IN OUR SOFTWARE AND SYSTEM ARCHITECTURE, WHICH MAY RESULT IN SIGNIFICANT COSTS, A DECREASE IN REVENUES AND A DECLINE IN OUR STOCK PRICE.

     The ability to provide the Portico and myTalk services and the services of our partners depends on the integrity of our software, computer hardware systems and network infrastructure. We have encountered, and may encounter in the future, errors in our software and our system design. These errors may be expensive to correct, and may lead to substantial interruptions in our service.

     Shortly after the launch of our myTalk service and the Excite Voicemail service, we experienced interruptions in service due to a sudden increase in the number of users. In the event that we experience other sudden increases in the number of users to our services or we are successful in establishing other relationships with partners with large existing customer bases, our network operations center may not be capable of meeting the resulting increase in demand. A sudden increase in demand could lead to slow-downs or failures in our services. Furthermore, we presently do not have redundant, multiple site capacity in the event of a technical failure of our services or a natural disaster.

     Any damage to or failure of our systems could lead to interruptions in service and/or the loss of customer information. Such interruptions or loss could damage our reputation and ability to attract and retain subscribers and partners, and we may experience negative publicity that could adversely affect our stock price.

WE MUST ESTABLISH AND MAINTAIN DISTRIBUTION RELATIONSHIPS TO GENERATE REVENUES.

     Our success in generating revenues from private-label versions of our virtual assistant services and other services based on our magicTalk voice user interface is dependent on our ability to establish relationships with telecommunication carriers, device manufacturers and Internet and other companies. Although we have entered into arrangements with Qwest Communication Corporation, Intuit(R) Inc., Wireless Knowledge, BellSouth Mobility, Inc. and Excite, Inc., we cannot guarantee that we will be able to maintain these relationships or establish additional relationships. Competition for relationships with telecommunications carriers, device manufacturers and Internet companies is extremely intense. In addition, decisions by these third parties, particularly telecommunications carriers, to enter into distribution relationships can be a lengthy, expensive process, with no assurance of success.

     It is uncertain whether any of the services contemplated by our current and future partners will be commercially launched. Even if these services were commercially launched, our current and future partners may not be able to attract and retain a sufficient number of subscribers to attain profitability. Our control over the marketing efforts of Qwest, Intuit, Wireless Knowledge, BellSouth and Excite is limited under our arrangements. We cannot guarantee that Qwest, Intuit, Wireless Knowledge, BellSouth, Excite or any future partner will actively market the services incorporating our technology.

WE ARE DEPENDENT ON THE INTERNET, AND THE INTERNET MAY PROVE NOT TO BE VIABLE.

     Our future success is in part dependent upon continued growth in the use of the Internet. Internet use by consumers is in an early stage of development, and market acceptance of the Internet as a medium for content, advertising and electronic commerce is highly uncertain. If the Internet fails to be a viable means of conducting commerce or communications, we may not be able to generate revenues. A number of factors may inhibit the growth of Internet usage including security concerns, inconsistent quality of service, limited availability of cost-effective, high-speed access and inadequate network infrastructure. If the Internet continues to experience significant growth in the number of users and level of use, the Internet infrastructure may not be able to support the demands placed on it by such growth.

     In addition, the market for Internet advertising may not develop. The adoption of Internet advertising, particularly by companies that have historically relied on traditional channels to advertise or sell their products and services, requires the acceptance of a new way of conducting business. Potential advertisers may have negative perceptions of the Internet as an effective means of advertising or selling their products or services. If the market for Internet advertising does not develop, our business would be harmed.

WE MAY EXPERIENCE DELAYS IN PRODUCT DEVELOPMENT, WHICH COULD ADVERSELY AFFECT OUR REVENUES OR RESULTS OF OPERATIONS.

     Any delays in product development or market launch could adversely affect our revenues or results of operations. To be successful, we must develop technology to enable us to provide, bill for and enhance our Portico service, myTalk service, fee-based services for the myTalk and other Internet services and other voice-enabled services, including those we agree to supply for third parties. Software product development schedules are difficult to predict because they involve creativity and the use of new development tools and learning processes. Our software development efforts have been delayed in the past. In addition to software development delays, we may also experience delays in other aspects of product development. Any product development delays could delay or prevent successful introduction or marketing of new or improved products or services or the delivery of new versions of our products or services.

THE FAILURE OR UNAVAILABILITY OF THIRD-PARTY TECHNOLOGIES AND SERVICES COULD LIMIT OUR ABILITY TO GENERATE REVENUES.

     We have incorporated technology developed by third parties in the Portico and myTalk services and the services to be provided to our partners, including the following:

     - email servers which process both emails and voicemails;

     - the calendar and contact software;

     - the voice recognition software;

     - the text-to-speech software;

     - the billing system; and

     - the network operations center equipment.

     We will continue to incorporate third-party technology in future products and services. We have limited control over whether or when these third-party technologies will be enhanced. In addition, our competitors may acquire interests in these third parties or their technologies, which may render the technology unavailable to us. If a third party fails or refuses to timely develop, license or support technology necessary to our services, market acceptance of our services could be adversely affected.

     In addition, we rely and will continue to rely on services supplied by third parties in connection with providing our services such as telecommunications, Internet access and power. If these services fail to meet industry standards for quality and reliability, market acceptance of our services could be adversely affected.

INTENSE COMPETITION IN THE MARKET FOR VOICE-ENABLED SERVICES COULD PREVENT US FROM ACHIEVING OR SUSTAINING PROFITABILITY.

     The market for voice-enabled services is intensely competitive. We may be unable to compete with existing companies or new companies entering the market. Many of these companies have greater financial resources, name recognition, research and development capabilities, sales and marketing staffs, and better developed distribution channels than we do. The services that we offer may not achieve sufficient quality, functionality or cost-effectiveness to compete with existing or future alternatives. Furthermore, our competitors may succeed in developing competing products or services which are more effective and cheaper or which render our services or technology obsolete. If we are unable to compete effectively, our business would be adversely affected.

CONVERSION OF PREFERRED STOCK OR ISSUANCE OF OTHER SECURITIES WOULD DILUTE CURRENT STOCKHOLDERS.

     We have 50,000 shares of Series A preferred stock, 2,000 shares of Series D preferred stock and 599 shares of Series E preferred stock outstanding, all of which are convertible into common stock. In addition, we have a warrant to purchase an additional 100 shares of Series E preferred stock and warrants to purchase an aggregate of 780,000 shares of common stock outstanding. The holders of common stock could experience substantial dilution to their investment upon conversion of the preferred shares or exercise of the warrants. The number of shares of common stock issuable upon the conversion of the Series D preferred stock depends on the prices of the common stock as quoted on Nasdaq shortly before the date of conversion. We cannot predict the price of the common stock in the future. If the price of our common stock decreases over time, the number of shares of common stock issuable upon conversion of the preferred stock will increase and the holders of common stock would experience additional dilution of their investment. Such dilution could cause the stock price of our common stock to decrease further. A decrease in the stock price of our common stock could cause our common stock to be delisted from The Nasdaq Stock Market.

     Our board of directors has the authority to issue 432,301 additional shares of preferred stock that are convertible into common stock without any action by our stockholders. In addition, our board of directors may sell additional shares of common stock or other equity securities that are convertible into common stock without any action by our stockholders. The issuance and conversion of any such preferred stock or equity securities would further dilute the percentage ownership of our stockholders.

WE MAY BE REQUIRED TO REDEEM THE SERIES D PREFERRED STOCK AND SUCH REDEMPTION COULD SIGNIFICANTLY DEPLETE OUR CASH RESERVES, WHICH WOULD MATERIALLY ADVERSELY AFFECT OUR FINANCIAL CONDITION.

     The holders of the Series D preferred stock have redemption rights if we fail to meet the requirements of the documents governing the Series D preferred stock. Assuming that all 2,000 shares of Series D preferred stock are outstanding, the total redemption value would be approximately $20 million to $26 million. Such payments would significantly deplete our cash reserves, which would materially adversely affect our financial condition. In addition, such decrease in our cash reserves may cause our common stock to be delisted from The Nasdaq Stock Market. We cannot guarantee that we will be able to meet all of the requirements necessary to avoid a redemption.

TECHNOLOGY CHANGES RAPIDLY IN OUR MARKET, AND OUR FUTURE SUCCESS WILL DEPEND ON OUR ABILITY TO MEET THE NEEDS OF OUR CUSTOMERS.

     The telecommunications services market is characterized by rapid technological change, changing customer needs, frequent new product introductions and evolving industry standards. The introduction of products or services embodying new technologies and the emergence of new industry standards could render our voice-enabled services obsolete and unmarketable.

     Our success will depend upon our ability to timely develop and introduce new products and services, as well as enhancements to our existing products and services, to keep pace with technological developments and emerging industry standards and address the changing needs of users. We may not be successful in developing and marketing new products and services that respond to technological changes, or evolving industry standards. We may experience difficulties that could delay or prevent the successful development, introduction and marketing of new products and services. In addition, our new products and services may not adequately meet the requirements of the marketplace or achieve market acceptance.

OUR INVESTMENT IN AND OTHER COMMITMENTS TO DATAROVER MOBILE SYSTEMS, INC. MAY RESULT IN A SIGNIFICANT LOSS TO US.

     Effective October 1998, we divested our DataRover handheld communications device division in a transaction with DataRover Mobile Systems, Inc. ("DSI"). In connection with the transaction, we made an investment in DSI totaling $3,361,000, and received non-voting, non-redeemable preferred stock and 49% of the outstanding common stock of DSI. We accounted for our investment under the modified equity method, and we will record 100% of the losses incurred by DSI up to a total of $3,361,000, our initial investment. As of March 31, 1999, we had recorded a decrease of $2,521,000 in the value of our investment to reflect 100% of the losses incurred by DSI through that date. In the event that DSI incurs further losses in any future period, we will be required to record a corresponding decline in the value of our investment. In addition, if we determine that the value of our investment in DSI has been impaired, we will be required to write off our investment, in whole or in part.

     In connection with this transaction, we also agreed to purchase DataRover 840 units for DSI from Oki Electric Industry Co., Ltd. under an existing letter of credit. During March 1999, we purchased all units which we were obligated to purchase from Oki Electric. As of March 31, 1999, DSI's obligation to us was valued at $2,884,000. We are to be reimbursed by DSI the cost of such units upon the earlier of five days following the sale of the units by DSI, or 120 days following shipment by Oki Electric. DSI's obligation to reimburse us is secured by all of its personal property. We cannot guarantee that DSI will be able to reimburse us, or that our security interest in their personal property will be adequate to satisfy their obligation to us. We will incur additional losses in the event DSI is not able to reimburse us.

OUR FAILURE TO PROTECT OUR INTELLECTUAL PROPERTY COULD IMPAIR OUR COMPETITIVE POSITION.

     We believe that our success depends, in part, on our ability to protect our intellectual property. In order to do that, we must take the following measures:

     - obtain patent, copyright and trademark protection where appropriate;

     - preserve our trade secrets;

     - defend our patents, copyrights, trademarks and trade secrets against infringement; and

     - prevent unauthorized disclosure of confidential information through the use of confidentiality agreements with employees, consultants and partners.

     We may be unable to accomplish these measures. In addition, we cannot be certain that they will be adequate to protect our intellectual property. In spite of our efforts, third parties may successfully copy our products or use our confidential information.

VARIOUS PARTIES MAY ACCUSE US OF INFRINGING THEIR INTELLECTUAL PROPERTY RIGHTS, AND ANY RELATED LITIGATION COULD HARM OUR BUSINESS REGARDLESS OF ITS MERIT.

     Third parties may assert claims against us from time to time alleging infringement, misappropriation or other violations of proprietary rights, whether or not such claims have merit. Such claims can be time consuming and expensive to defend and could require us to cease the use and sale of allegedly infringing products and services, incur significant litigation costs and expenses, develop or acquire non-infringing technology or obtain licenses to the alleged infringing technology. We may not be able to develop or acquire alternative technologies or obtain such licenses on commercially reasonable terms.

SECURITY PROBLEMS IN OUR SERVICES WOULD LIKELY RESULT IN SIGNIFICANT LIABILITY AND REDUCED REVENUES.

     Security vulnerabilities and weaknesses may be discovered in our services or licensed technology incorporated into our services or in the media by which subscribers access our services. Any security problems in our services or the licensed technology incorporated in our services may require us to expend significant capital and other resources to alleviate the problems. In addition, these problems could result in the loss or misuse of personal information, including credit card numbers, and limit the number of subscribers to our Portico and myTalk services and to services of our partners. A decrease in the number of subscribers could lead to decreased revenues and termination of our relationships with advertisers, sponsors and partners. These problems may also cause interruptions or delays in the development of enhancements to our services and may result in lawsuits against us.

     We will continue to incorporate authentication, encryption and other security technologies in our services. However, such technologies may not be adequate to prevent break-ins. In addition, weaknesses in the media by which users access these services, including the Internet, land-line telephones, cellular phones and other wireless devices, may compromise the security of the electronic information accessed from the service. We intend to continue to limit our liability to end users and to our partners, including liability arising from failure of the authentication, encryption and other security technologies incorporated into our services, through contractual provisions. However, such limitations may not eliminate liability. We do not currently have liability insurance to protect against risks associated with forced break-ins or disruptions.

A PRODUCT LIABILITY CLAIM ASSERTED AGAINST US COULD MATERIALLY AND ADVERSELY AFFECT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     We may be subject to claims for damages related to system errors and other defects in our services. Agreements with end users of our services typically contain provisions designed to limit exposure to potential product liability claims. However, these provisions may not be sufficient to protect us from liability. We currently have liability insurance to protect against certain risks associated with system errors and other defects in our services. However, we cannot guarantee that such insurance will be sufficient.

OUR STOCK PRICE HAS BEEN EXTREMELY VOLATILE, AND EXTREME PRICE FLUCTUATIONS COULD ADVERSELY AFFECT YOUR INVESTMENT.

     The market price of our common stock has been extremely volatile. Since our initial public offering in February 1995, the closing price of our common stock has ranged from a high of $26.625 to a low of $0.938 per share.

     Publicized events and announcements may have a significant impact on the market price of our common stock. For example, shortfalls in our revenue or net income, conversions of preferred stock into common stock, delays in product development, disruptions in our service, or announcements of partnerships, technological innovations or new products or services by our competitors could have the effect of temporarily or permanently driving down the price of our common stock. In addition, the stock market from time to time experiences extreme price and volume fluctuations which particularly affect the market prices for emerging and technology companies, such as ours, and which are often unrelated to the operating performance of the affected companies. These broad market fluctuations may adversely affect your ability to sell your shares at a price equal to or above the price you purchased them. In addition, a decrease in the stock price of our common stock could cause our common stock to be delisted from The Nasdaq National Market.

YEAR 2000 COMPLICATIONS MAY DISRUPT OUR OPERATIONS AND HARM OUR BUSINESS.

     We face risks related to the inability of computer systems to accurately identify and process dates beyond the year 1999. We are currently taking steps to address these risks for all of our computer systems, including internal systems and systems supplied to us by third parties. These systems include those that are commonly thought of as information technology systems, such as our billing, accounting and network systems. In addition, these systems include those that are non-information technology systems, such as our building control systems, building safety systems and communications systems. Based on currently available information, we do not believe that year 2000 issues will have a material adverse impact on our results of operations or financial condition. However, we may fail to identify all critical year 2000 problems, may not properly assess, remediate or test our systems, and may encounter unexpected delays or costs associated with our year 2000 effort. In addition, we have not completed our assessment of the year 2000 readiness of significant suppliers. We believe that noncompliance of products and services supplied to us by third parties presents the most significant year 2000 risk. We rely on third-party suppliers for a significant number of systems related to our Portico service, such as:

     - email servers which process both emails and voicemails;

     - the calendar and contact software;

     - the voice recognition software;

     - the text-to-speech software;

     - the billing system; and

     - the network operations center equipment.

     In addition, we rely on third parties for key services, such as telecommunications, Internet access and power. In the event that we, or any of our third-party suppliers, are not year 2000 ready, we could experience significant disruptions in our operations and service offerings. Such interruptions could lead to lost sales, loss of relationships with partners, advertisers and sponsors, and damage to our business reputation.

DELAWARE LAW AND CERTAIN PROVISIONS OF OUR CHARTER DOCUMENTS MAY INHIBIT POTENTIAL ACQUISITION BIDS.

     Delaware law and our charter may inhibit potential acquisition bids for General Magic. We are subject to the antitakeover provisions of the Delaware General Corporation

Law, which could delay a merger, tender offer or proxy contest or make such a transaction more difficult. In addition, provisions of our certificate of incorporation and bylaws may have the effect of delaying or preventing a change in control or in management, or may limit the price that certain investors may be willing to pay in the future for shares of common stock. These provisions include:

     - issuance of "blank check" preferred stock, which is preferred stock that can be issued by the board of directors without prior stockholder approval, with rights senior to those of common stock;

     - prohibition on stockholder action by written consent;

     - requirement that a two-thirds vote of the stockholders is required to amend the bylaws; and

     - advance notice requirements for submitting nominations for election of the board of directors and for proposing matters that can be acted upon by stockholders at a meeting.

Furthermore, the Series D preferred stock provides holders rights to redemption of their Series D preferred stock upon a change in control, which could make an acquisition more difficult.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements in this prospectus and the documents incorporated by reference are forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties, including, among others, those listed under "Risk Factors" above and in the documents incorporated by reference.

     In some cases, you can identify forward-looking statements by words such as "anticipates," "believes," "expects," "future," "intends," and similar expressions.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance, or achievements. You are cautioned not to place undue reliance on these forward-looking statements. We do not intend to update any of the forward-looking statements after the date of this prospectus to conform them to actual results.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares offered under this prospectus by the selling stockholder and all proceeds will go to the selling stockholder to be used for its own purposes.

                              SELLING STOCKHOLDER

     The following table sets forth:

     - the name of the selling stockholder,

     - the number of shares of common stock underlying the preferred stock and warrants held by it as of July 15, 1999,

     - the number of shares which may be offered under this prospectus and

     - the number of shares and percentage of class to be beneficially owned by the selling stockholder after this offering.

                                                                                 TOTAL SHARES OF COMMON STOCK
                                                                           ----------------------------------------
                                                                                                        SHARES OF
                       SERIES E PREFERRED STOCK          WARRANTS                                        COMMON
                       ------------------------   ----------------------    SHARES OF                     STOCK
                        SHARES OF    SHARES OF    SHARES OF    SHARES OF      COMMON      SHARES OF   BENEFICIALLY
                       UNDERLYING      COMMON     UNDERLYING    COMMON        STOCK        COMMON         OWNED
                         COMMON        STOCK        COMMON       STOCK     BENEFICIALLY     STOCK       AFTER THE
 SELLING STOCKHOLDER      STOCK       OFFERED       STOCK       OFFERED       OWNED        OFFERED      OFFERING
 -------------------   -----------   ----------   ----------   ---------   ------------   ---------   -------------
                                                                                                        #       %
Excite, Inc..........   1,576,316    1,576,316     263,158      263,158     1,839,474     1,839,474     --      --

     This information is based upon information provided by Excite.

NOTES REGARDING NUMBER OF SHARES OWNED AFTER OFFERING

     Because the selling stockholder may offer all, some or none of their common stock, we cannot provide a definitive estimate of the number of shares that the selling stockholder will hold after the offering.

NOTES REGARDING BENEFICIAL OWNERSHIP

     The selling stockholder has sole voting and investment power with respect to all shares of General Magic common stock shown as beneficially owned by it. This information is based upon information provided by Excite.

RELATIONSHIPS BETWEEN THE SELLING STOCKHOLDER AND US

     Excite, Inc. has not held any position or office or has had any other material relationship with General Magic or any of our affiliates within the past three years other than as a result of its ownership of shares of equity securities and as described below. This information is based upon information provided by Excite.

     In June 1999, we issued to Excite 599 shares of our Series E Convertible Preferred Stock and a warrant to purchase an additional 100 shares of the Series E preferred stock pursuant to a preferred stock and warrant purchase agreement.

     The warrant is exercisable for 100 Series E shares at a current exercise price of $10,000 per share. It has a term of fifteen months. The exercise price and the number of shares issuable upon exercise of the warrant will change in the event of a stock split, stock dividend or similar transaction. The 100 Series E shares issuable upon exercise of the warrant would be convertible into approximately 263,158 shares of common stock as of July 16, 1999.

     The terms and conditions of the Series E shares are as follows:

     Dividends. If and when the board of directors declares a dividend, each Series E share will be entitled to receive dividends at a rate of 5% per annum. We must pay dividends on Series E shares before we pay any dividends on the common stock. Dividends on Series E shares are non-cumulative.

     Conversion. Each Series E share is convertible, at the option of a Series E holder, into that number of shares of common stock obtained by dividing $10,000 by $3.80. The number of shares of common stock issuable upon conversion of the Series E shares is subject to adjustment for:

     - dividends or other distributions payable in shares of common stock;

     - a stock split or stock combination; or

     - a capital reorganization.

     The 599 Series E shares outstanding as of July 16, 1999, would be convertible into approximately 1,576,316 shares of common stock.

     Liquidation Preference. In the event that we liquidate, dissolve or unwind, we must pay holders of the Series E shares an amount equal to $10,000 per share. We must pay the holders of the Series E shares before we pay the holders of the common stock.

     Voting Rights. Except as required by law, the Series E shares have no other voting rights.

     The Series E shares and the warrant were issued in connection with an unified messaging services agreement pursuant to which our magicTalk voice user interface is incorporated into the Excite Voicemail service. The Excite Voicemail service operates in our network operations center.

     The summary set forth above is not intended to be a complete description of all of the terms of the documents governing our relationship with Excite. Please refer to the copies of the relevant documents which are filed as exhibits to this registration statement on Form S-3.

                              PLAN OF DISTRIBUTION

     The selling stockholder or its pledgees, donees, transferees or other successors in interest may, from time to time, sell all or a portion of the shares on The Nasdaq National Market or any other exchange or automated quotation service on which the common stock is then listed, in privately negotiated transactions or otherwise. Shares may be sold at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. The shares may be sold by the selling stockholder by one or more of the following methods, without limitation:

     - block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

     - an exchange distribution in accordance with the rules of the exchange;

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     - privately negotiated transactions;

     - short sales;

     - through the writing of options on the shares;

     - in one or more underwritten offerings on a firm commitment or best effort basis; and

     - a combination of any such methods of sale.

     In effecting sales, brokers and dealers engaged by the selling stockholder may arrange for other brokers or dealers to participate. Broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share. To the extent such broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in The Nasdaq National Market at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholder may also sell the shares in accordance with Rule 144 under the Securities Act rather than under this prospectus.

     From time to time, the selling stockholder may pledge, hypothecate or grant a security interest in some or all of the shares owned by it. The pledgees, secured parties or persons to whom such securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be a selling stockholder. The number of the selling stockholder's shares offered under this prospectus will decrease as and when it takes those actions. The plan of distribution for the selling stockholder's shares will otherwise remain unchanged. In addition, the selling stockholder may, from time to time, sell short the common stock of General Magic, and in these instances, this prospectus may be delivered in connection with these short sales and the shares offered under this prospectus may be used to cover such short sales.

     To the extent required under the Securities Act, the aggregate amount of the selling stockholder's shares of common stock being offered and the terms of the offering, the names of any such agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the common stock may receive compensation in the form of underwriting discounts, concessions, commissions or fees from the selling stockholder and/or purchasers of the selling stockholder's shares of common stock, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     The selling stockholder and any broker-dealers or agents that participate with the selling stockholder in sales of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with such sales. In this event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be an underwriting commission or discount under the Securities Act of 1933, as amended.

     The selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholder, including, without limitation, in connection with distributions of the common stock by these broker-dealers. The selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the shares offered under this prospectus to the broker-dealers, who may then resell or otherwise transfer these shares. The selling stockholder may also loan or pledge the shares offered under this prospectus to a broker-dealer and the broker-dealer may sell the shares offered under this prospectus so loaned or upon a default may sell or otherwise transfer the pledged shares offered under this prospectus.

     The selling stockholder and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act and the rules and regulations under that act, which provisions may limit the timing of purchases and sales of any of the shares by the selling stockholder or any other such person. The foregoing may affect the marketability of the shares.

     We have agreed to indemnify in certain circumstances the selling stockholder and the broker-dealers and agents who may be deemed to be underwriters, if any, of the securities covered by the registration statement, against certain liabilities, including liabilities under the Securities Act of 1933, as amended. The selling stockholder has agreed to indemnify in certain circumstances General Magic against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     The shares of common stock were originally issued to the selling stockholder pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, provided by Section 4(2) thereof. We agreed to register the common stock under the Securities Act of 1933, as amended. We have agreed to pay all reasonable expenses, other than underwriter discounts and commissions, and the reasonable fees and disbursements, not to exceed $10,000 in the aggregate, of a single special counsel for the selling stockholder incident to the filing of this registration statement.

                                 LEGAL MATTERS

     The legality of the shares of common stock offered hereby is being passed upon by Cooley Godward LLP, Palo Alto, California.

                                    EXPERTS

     The consolidated financial statements of General Magic, Inc. as of December 31, 1998 and December 31, 1997, and for each of the years in the three-year period ended December 31, 1998 and for the period from May 1, 1990 (inception) to December 31, 1998 have been incorporated herein by reference and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated herein by reference and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-3 to register the common stock offered by this prospectus. However, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. We strongly encourage you to carefully read the registration statement and the exhibits and schedules to the registration statement.

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, DC, New York, New York and Chicago, Illinois. You can request copies of these documents by contacting the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at www.sec.gov.

     The SEC allows us to "incorporate by reference" the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference which we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below:

     1. Our Annual Report on Form 10-K for the year ended December 31, 1998, filed with the Commission on March 31, 1999;

     2. Our Report on Form 8-K filed with the Commission on April 2, 1999; and

     3. Our Quarterly Report on Form 10-Q filed with the Commission on May 17, 1999.

     4. The description of the common stock contained in our Registration Statement on Form 8-A filed under the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.

     In addition, we incorporate by reference any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended.

     You may request a copy of these filings, at no cost to you, by writing or telephoning us at:

                              General Magic, Inc.
                         Attention: Investor Relations
                               420 N. Mary Avenue
                          Sunnyvale, California 94086
                           Telephone: (408) 774-4000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                1,839,474 Shares

                              GENERAL MAGIC, INC.

                                  Common Stock

                           -------------------------

                                   PROSPECTUS
                           -------------------------

                                        , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates except the Securities and Exchange Commission registration fees and Nasdaq filing fee.

                                                              TO BE PAID
                                                                BY THE
                                                              REGISTRANT
                                                              ----------
SEC Registration Fee........................................   $ 1,782
Nasdaq filing fee...........................................   $17,500
Accounting fees and expenses................................   $ 5,000
Legal fees and expenses.....................................   $ 3,000
Printing expenses...........................................   $ 2,000
Miscellaneous expenses......................................   $ 2,718
                                                               -------
          Total.............................................   $32,000
                                                               =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents and in agreements with its directors and officers provisions expanding the scope of indemnification beyond that specifically provided by the Delaware law. The Registrant's Bylaws provide that the Registrant shall indemnify to the full extent authorized by law any person made or threatened to be made a party to an action or a proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, his or her testator or intestate was or is a director, officer or employee of the Registrant or any predecessor of the Registrant or serves or served any other enterprise as a director, officer or employee at the request of the Registrant or a predecessor of the Registrant. The Registrant's Bylaws also provide that the Registrant may enter into one or more agreements with any person which provides for indemnification greater or different than that provided in such Bylaws. We have entered into such indemnification agreements with our directors and officers.

     The Registrant maintains insurance on behalf of any person who is a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

     See also the undertakings set out in response to Item 17 herein.

ITEM 16. EXHIBITS.

     The following exhibits are filed with this Registration Statement:

EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBIT
-------                      ----------------------
 3.1      Certificate of Designations, Preferences and Rights of
          Series E Convertible Preferred Stock filed with the Delaware
          Secretary of State on June 17, 1999.
 4.1      Series E Preferred Stock and Warrant Purchase Agreement by
          and between the Registrant and Excite, Inc. dated June 18,
          1998.
 4.2      Form of Warrant for the purchase of shares of Series E
          Convertible Preferred Stock
 5.1      Opinion of Cooley Godward LLP
23.1      Consent of KPMG LLP, independent auditors.
23.2      Consent of Cooley Godward LLP (included in Exhibit 5.1).
24.1      Power of Attorney (included in the Signature Page contained in Part II of the Registration Statement.

ITEM 17. UNDERTAKINGS.

     A. The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     D. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     E. The undersigned Registrant hereby undertakes that:

          (1) For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

          (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Sunnyvale, State of California on July 16, 1999.

                                          GENERAL MAGIC, INC.

                                          By:       /s/ STEVEN MARKMAN

                                             -----------------------------------
                                                       Steven Markman
                                             President, Chief Executive Officer
                                                and Chairman of the Board of
                                                          Directors

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven Markman and James P. McCormick, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-facts and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

           SIGNATURE                           TITLE                    DATE
           ---------                           -----                    ----

       /s/ STEVEN MARKMAN            President, Chief Executive     July 16, 1999
--------------------------------  Officer, Chairman of the Board,
         Steven Markman            Director (Principal Executive
                                              Officer)

     /s/ JAMES P. MCCORMICK         Chief Operating Officer and     July 16, 1999
--------------------------------      Chief Financial Officer
       James P. McCormick             (Principal Financial and
                                        Accounting Officer)

    /s/ MICHAEL E. KALOGRIS                   Director              July 16, 1999
--------------------------------
      Michael E. Kalogris

                                              Director              July   , 1999
--------------------------------
        Philip D. Knell

           SIGNATURE                           TITLE                    DATE
           ---------                           -----                    ----
      /s/ DENNIS F. STRIGL                    Director              July 16, 1999
--------------------------------
        Dennis F. Strigl

      /s/ SUSAN G. SWENSON                    Director              July 16, 1999
--------------------------------
        Susan G. Swenson

        /s/ ROEL PIEPER                       Director              July 16, 1999
--------------------------------
          Roel Pieper

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBIT
-------                      ----------------------
   3.1    Certificate of Designations, Preferences and Rights of
          Series E Convertible Preferred Stock filed with the Delaware
          Secretary of State on June 17, 1999.
   4.1    Series E Preferred Stock and Warrant Purchase Agreement by
          and between the Registrant and Excite, Inc. dated June 18,
          1998.
   4.2    Form of Warrant for the purchase of shares of Series E
          Convertible Preferred Stock
   5.1    Opinion of Cooley Godward LLP
  23.1    Consent of KPMG LLP, independent auditors.
  23.2    Consent of Cooley Godward LLP (included in Exhibit 5.1).
  24.1    Power of Attorney (included in the Signature Page contained in Part II of the Registration Statement.